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Exhibit 10.18

REGULATIONS FOR SHARE OPTIONS
ISSUED ON 30 OCTOBER 2003
BY THE EXTRAORDINARY GENERAL MEETING OF
SHAREHOLDERS
OF THE SOCIETE ANONYME EARTH DECISION SCIENCES
WHOSE REGISTERED OFFICE IS AT
22 ALLEE DE LA FORET DE LA REINE
54500 VANDOEUVRE LES NANCY (RCS B 410 087 159)

1.     BENEFICIARIES

        By virtue of the legal requirements, only the salaried employees and managers of EARTH DECISION SCIENCES SA who are subject to the tax system for salaried employees and the salaried employees of subsidiaries in which EARTH DECISION SCIENCES SA holds over 10% of the stock can be beneficiaries of the options. Salaried employees and managers of the other companies in the group and managers of the subsidiaries in which EARTH DECISION SCIENCES SA holds over 10% of the stock are excluded from the scheme.

2.     TIMETABLE FOR THE EXERCISE OF OPTIONS AND LOSS OF RIGHTS TO EXERCISE OPTIONS

        Options may not be exercised until four years after the date on which they are granted.

        Shares received as a result of exercise of the options are category A ordinary shares.

        After the end of the four-year lock-in period, the options will be exercisable on one or more occasions, in the following manner:

  (i)
  If the holder of the options is a salaried employee of EARTH DECISION SCIENCES SA on the expiry date of said lock-in period, the options may be exercised during the twelve months following the lock-in period, i.e. up to and including the fifth anniversary of the date on which options were granted to the holder concerned, subject to the following exceptions.

  (ii)
  If, on the expiry of the above-mentioned lock-in period, the options holder is an employee of a subsidiary of EARTH DECISION SCIENCES SA in which EARTH DECISION SCIENCES SA holds over 10% of the stock, in accordance with the legal provisions, or the options holder has become an employee of EARTH DECISION SCIENCES SA, after having been at some time from the option award date, an employee of an EARTH DECISION SCIENCES SA subsidiary held at over 10% by EARTH DECISION SCIENCES SA, as stated above, the options may be exercised during a period of twenty-four months from the lock-in period, i.e. up to and including the sixth anniversary of the date on which options were granted to the holder concerned, subject to the following exceptions.

        The right to exercise options within the above-mentioned period will legally expire if the beneficiary of the options leaves EARTH DECISION SCIENCES SA as a result of resignation, redundancy for gross or serious misconduct or dismissal for misconduct defined as gross or serious under labour law.

        In the event of retirement, redundancy or dismissal not resulting from gross or serious misconduct, the options beneficiary will be entitled to a period of six months from notification of retirement, redundancy or dismissal to exercise the options. If the beneficiary fails to exercise the options within the said six months period, the options will become void and the beneficiary will not be entitled to receive any indemnity.

        In the event of the beneficiary's death, his/her heirs will be entitled to exercise the options within six months of the beneficiary's death.

        In the event of resignation, loss of the right to exercise the options will take effect from the date that the resignation is notified.

        In the event of redundancy or dismissal for gross or serious misconduct, or dismissal for misconduct defined as gross or serious under labour law, loss of the right to exercise the options will take effect from the date of the dismissal decision or notice of redundancy.

        In the event of control (in the sense of clause II of article 233-3 of the French Commercial Code) of EARTH DECISION SCIENCES SA being transferred, the options exercise period deadline will be automatically ended in advance. In this case the Management Board will inform each options beneficiary that he/she has twenty days to exercise their entire options holding, if they so wish. If the options holder fails to exercise the options within the said twenty days, the non-exercised options will become void with no indemnity payable by EARTH DECISION SCIENCES SA.

3.     SUSPENSION OF THE RIGHT TO EXERCISE OPTIONS

        In the event of a merger between EARTH DECISION SCIENCES SA and another company, the options exercise period will be automatically brought forward. In this case, the EARTH DECISION SCIENCES SA Management Board will inform each options beneficiary of the proposed merger, at least sixty days before the extraordinary general meeting of shareholders, which will be called to resolve on the merger and will give each options beneficiary twenty days from notice of the proposed merger to exercise all of his/her options if he/she so wishes. If the options holder fails to exercise the options within the said twenty days, the non-exercised options will become void with no indemnity payable by EARTH DECISION SCIENCES SA.

        Failing notice of the beneficiaries, the options will be retained and in the event of a takeover of EARTH DECISION SCIENCES SA, they will be transferred to the absorbing company's shares.

        The Management Board may suspend the right to exercise options if needed. This suspension will take place, primarily whenever an operation on the capital of EARTH DECISION SCIENCES SA requires exact and prior knowledge of the number of shares comprising the capital.

        The Company will inform the options' beneficiary at least eight days in advance, by indicating the date on which exercise of options will be suspended and the date on which it will resume. In any event, this period may not exceed three months.

        If the end of the options exercise period occurs during the suspension period, the options exercise period will be extended by three months.

4.     SETTING THE SHARE PURCHASE PRICE ON EXERCISE OF THE BSPCES

        Subject to adjustments which may be required if any operation provided for by law occurs subsequently, the subscription price is set at 58 euros per share, representing 2.3 euros face value and an issuance premium of 55.7 euros.

    The price may not be modified during the options term period, except within the conditions provided for by law and described hereafter.

    In the event that the company proceeds to carry out one of the operations listed in article L 225-181 of the French Commercial Code, the subscription price for the option shares which was fixed before such operation, would be adjusted. However, if such adjustment were to reduce the subscription price below the share's face value, the new subscription price would be fixed at face value.

        In the cases described below, the adjustment will be made as follows:

  1/
  In the event of the issuance of cash shares, without renunciation by shareholders of their preferential subscription rights, the subscription price will be reduced by an amount equal to the result calculated using the ratio between the value of the subscription right and the share value before detachment of this right.

  2/
  In the event of the issuance of convertible or exchangeable bonds without renunciation by shareholders of their preferential subscription rights, the subscription price will be reduced by an amount calculated using the same method as for the issuance of cash shares.

  3/
  In the event of a capital increase by capitalisation of reserves, profits or issuance premiums and allocation of free shares, or likewise for splitting or consolidation of shares, the subscription price will be adjusted using the result obtained from the ratio between the number of old shares and the number of shares existing after the operation.

  4/
  In the event of distribution of reserves in cash (or in stocks) the subscription price will be reduced by an amount equal to the result obtained using the ratio between the amount of cash (or the value of stocks distributed) and the value of the share before the distribution (article D.174-12, para. 1).

  5/
  In the event of a capital reduction resulting from losses, the subscription price will be adjusted by determining the price using the ratio between the number of old shares and the number existing after the reduction (D.174-16, para. 1).

        In all the cases provided for above, the new number of option shares will be equal to the ratio between the amount of unexercised options and the new share subscription price. This figure will be rounded up to the next unit.

5.     EXERCISING OPTION RIGHTS

        A declaration notice for exercise of the option serves as a subscription form and should be sent to the company together with the payment in cash (or by offset against a due claim).

6.     AVAILABILITY OF SHARES—OWNERSHIP OF SHARES

        The subscribed shares will be created with rights to receive dividends from the beginning of the financial year in which the option is exercised. They will receive entitlement in respect of this financial year and subsequent years with the same face value and the same dividend as distributed to other shares with the same ownership rights. They will, consequently, be fully integrated with the said shares after payment of the dividend relating to the previous financial year, or if none was distributed, after the holding of the annual meeting of shareholders which approves the accounts for that year.

7.     MANDATORY TAX DECLARATIONS

  a/ The company's obligations

    —
    In respect of the year in which the option is exercised:

      The company shall provide the beneficiary with an individual statement, specifying the company name and the address of its main business office, as well as its registered office address (if different), the dates of award and option exercise, the number of subscribed shares and their subscription unit price. This statement must be provided no later than 15 February of the following year. Furthermore, the company will send a duplicate statement by the same deadline (by 15 February at the latest) to the tax authority office where the company's earnings declaration is filed.

    —
    In respect of the year in which shares are sold (or they convert to bearer shares), if such sale (or conversion) occurs before the end of the tax lock-in period:

      The company shall send an individual statement at the latest by 15 February in the following year to both the beneficiary and the tax authority which covers the beneficiary's home address. The statement must specify the date of the sale (or conversion to bearer shares) of the shares and the dates of award and exercise, the number of shares involved, the subscription price and their value at option exercise date.

      In the event of an exchange of shares with no cash adjustment of the company's shares against shares resulting from a public offering, merger, split, re-forming or consolidation of shares effected in compliance with the regulations in force, the above-mentioned obligations for tax will be transferred to the company whose shares replace the shares under option and will from that point forward relate to the new shares.

  b/ Obligations of each beneficiary

    —
    In respect of the year in which the option is exercised:

      The beneficiary must attach the individual statement received from the company to his/her tax declaration.

    —
    In respect of the year in which the shares are sold:

      The beneficiary is required to state on his/her income declaration for the sale year on the one hand the difference between the value of the shares at the option exercise date and the subscription prices and on the other hand the profit received at the sale date, equaling the difference between the sale price and the value of the shares at option exercise date, if the gain falls within conditions for taxation.

      For this purpose, the beneficiary must complete annex no. 2074 on his/her income tax declaration.

      Failure by either the company or the beneficiary to comply with the above-mentioned tax declaration obligations constitutes default under the fiscal regime on account of article 163 bis-C of the French General Tax Code and leads to imposition of tax under common law terms of the benefit obtained at the option exercise. Furthermore, the company is liable in respect of the obligations that it has not complied with for tax fines under articles 1725 and 1726 of the French General Tax Code.

                      THE MANAGEMENT BOARD

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1. BENEFICIARIES
2. TIMETABLE FOR THE EXERCISE OF OPTIONS AND LOSS OF RIGHTS TO EXERCISE OPTIONS
3. SUSPENSION OF THE RIGHT TO EXERCISE OPTIONS
4. SETTING THE SHARE PURCHASE PRICE ON EXERCISE OF THE BSPCES
5. EXERCISING OPTION RIGHTS
6. AVAILABILITY OF SHARES—OWNERSHIP OF SHARES
7. MANDATORY TAX DECLARATIONS